Exhibit 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD ANNOUNCES SECOND QUARTER REVENUE OF
$955 MILLION AND NET INCOME OF 26 CENTS PER SHARE

Strong Demand Spurs Unit Shipments of 16.2 Million; Company Generates $143 Million in Cash from Operations

LAKE FOREST, Calif. — Jan. 27, 2005 — Western Digital Corp. (NYSE: WDC) today reported revenues of $955 million on shipments of approximately 16.2 million units, and net income of $56.0 million, or $0.26 per share, for its second fiscal quarter ended Dec. 31, 2004.

     The second quarter results represent a significant improvement over the company’s financial performance in its first fiscal quarter ended Oct. 1, 2004, when it reported revenues of $824 million on unit shipments of 14.2 million, and net income of $30.4 million, or $0.14 per share. A year ago in the December 2004 quarter, WD generated revenue of $835 million, shipped approximately 12.7 million units and earned $68.8 million, or $0.32 per share.

     The unit volumes for the December quarter reflected strong demand in the desktop PC and personal and digital video recorder markets. The company shipped approximately 1.6 million

-MORE-

WD Announces Second Quarter Revenue of
$955 Million and Net Income of $0.26 Per Share

drives for consumer electronics applications, an increase of over 200 percent increase from the year-ago period.

     “In addition to the robust market demand, the second quarter results demonstrate the strength of the WD business model and our ongoing operational excellence,” said Matt Massengill, chairman and chief executive officer of Western Digital. The demand for hard drives in all segments was strong, especially in desktop and consumer electronics applications, and WD continued to serve these markets with world-class quality and highly reliable products.

     “We expanded our coverage of high-growth markets in the second quarter,” said Massengill, noting that the company shipped in volume its 2.5-inch WD Scorpio™ drives for mobile computing applications and shipped its new 320 GB WD Caviar® hard drive for the high-capacity markets. Additionally, the company shipped more than 4 million Serial ATA hard drives in the quarter. Last week, the company announced its entry into the miniature hard drive market with a 6 GB one-inch hard drive for handheld consumer applications.

     From a balance sheet perspective, the company’s cash at the end of the quarter grew to $493 million, an increase of $87 million from the September quarter. The company generated $143 million in cash from operations, and it repurchased approximately 1.0 million shares of common stock for approximately $8 million. Since the inception in May 2004 of the company’s share repurchase program, it has repurchased approximately 5.1 million shares at a total cost of $39.3 million.

-MORE-

WD Announces Second Quarter Revenue of
$955 Million and Net Income of $0.26 Per Share

     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PST/5 p.m. EST and archived at the following link: http://www.westerndigital.com/invest — click on Conference Calls. A telephone replay will also be available at 800-568-5476 (toll-free) or 402-220-2098 (international).

About WD

     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital and WD Caviar are registered trademarks, and WD, the WD logo and WD Scorpio are trademarks, of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	Dec. 31,	Oct. 1,	Dec. 26,	Dec. 31,	Dec. 26,
	2004	2004	2003	2004	2003
Revenue, net	$954.9	$823.6	$834.8	$1,778.5	$1,549.0
Cost of revenue	804.7	710.5	693.0	1,515.2	1,311.0

Gross margin	150.2	113.1	141.8	263.3	238.0

Operating expenses:
Research and development	59.7	54.0	44.0	113.7	107.7
Selling, general and administrative	33.9	27.9	26.5	61.8	54.1

Total operating expenses	93.6	81.9	70.5	175.5	161.8

Operating income	56.6	31.2	71.3	87.8	76.2
Net interest and other income	0.8	—	—	0.8	0.3

Income before income taxes	57.4	31.2	71.3	88.6	76.5
Income tax expense	1.4	0.8	2.5	2.2	2.7

Net income	$56.0	$30.4	$68.8	$86.4	$73.8

Net income per common share:
Basic	$.27	$.15	$.33	$.42	$.36

Diluted	$.26	$.14	$.32	$.41	$.34

Common shares used in computing per share amounts:
Basic	205.1	205.2	205.4	205.1	204.8

Diluted	213.6	212.6	217.9	213.1	216.9

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	Dec. 31,	Jul. 2,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$492.5	$377.8
Accounts receivable, net	390.4	313.1
Inventories	118.3	148.6
Other	17.6	17.8

Total current assets	1,018.8	857.3
Property and equipment, net	330.1	274.7
Other assets, net	19.8	27.2

Total assets	$1,368.7	$1,159.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$521.5	$434.9
Accrued expenses	118.3	90.4
Accrued warranty	66.5	46.4
Current portion of long-term debt	19.9	15.2

Total current liabilities	726.2	586.9
Long-term debt	42.7	52.7
Other liabilities	31.5	32.0
Shareholders’ equity:
Common stock	2.1	2.1
Additional paid-in capital	662.7	668.4
Accumulated deficit	(96.5)	(182.9)

Total shareholders’ equity	568.3	487.6

Total liabilities and shareholders’ equity	$1,368.7	$1,159.2

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Six Months Ended
	Dec. 31,	Dec. 26,
	2004	2003
Cash flows from operating activities:
Net income	$86.4	$73.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.5	47.2
In-process research and development expense	—	25.6
Changes in operating assets and liabilities	88.2	(91.3)

Net cash provided by operating activities	236.1	55.3

Cash flows from investing activities:
Capital expenditures, net	(105.5)	(64.1)
Asset acquisition, net of cash acquired	—	(94.8)

Net cash used for investing activities	(105.5)	(158.9)

Cash flows from financing activities:
Proceeds from shares issued under employee plans	17.1	15.0
Repurchase of common stock	(23.3)	—
Repayment of long-term debt	(9.7)	—
Net proceeds from long-term debt	—	13.8

Net cash (used for) provided by financing activities	(15.9)	28.8

Net increase (decrease) in cash and cash equivalents	114.7	(74.8)
Cash and cash equivalents, beginning of period	377.8	393.2

Cash and cash equivalents, end of period	$492.5	$318.4